Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 140,942,399.46		$ 21,578.28
	Total Transaction Valuation:	$ 140,942,399.46
	Total Fees Due for Filing:			$ 21,578.28
	Total Fees Previously Paid:			$ 21,578.28
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	(1) The transaction value is calculated as the aggregate maximum purchase price for Shares that could be purchased, based upon the shares outstanding and net asset value of the Fund as of August 13, 2025. The fee of $21,578.28 was paid in connection with the filing of the Schedule TO-I by BlackRock Municipal Credit Alpha Portfolio, Inc. (File No. 005-84460) on August 20, 2025 (the "Schedule TO"). This is the second amendment to the Schedule TO and is being filed for the purpose of filing the Trust's press release announcing the preliminary results of the Offer as an additional exhibit to the Schedule TO. (2) Calculated at $153.10 per $1,000,000 of the Transaction Value.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A